Exhibit 10.50

SECOND AMENDMENT TO LEASE

THIS Second Amendment to Lease (this “Amendment”) is entered into as of February 3, 2014 (the “Effective Date”), between LC MED PROPERTY TT, LLC , a Delaware limited liability company (“Landlord”), successor-in-interest to iStar CTL I, L.P. (“Original Landlord”), and MIRACA LIFE SCIENCES, INC., a Delaware corporation (“Tenant”), successor-in interest to Caris Diagnostics, Inc. (“Original Tenant”).

RECITALS:

A. Original Landlord and Original Tenant entered into a certain lease agreement (the “Original Lease”) dated effective October 20, 2008, and Landlord and Tenant entered into a certain first amendment and partial restatement of lease (the “First Amendment”) dated as of December 30, 2013 (the Original Lease, the First Amendment, and this Amendment are collectively referred to as the “Lease”) for 172,232 square feet of rentable area (the “Premises”), in the building known as Sierra at Las Colinas, Building I, located at 6655 N. MacArthur Boulevard, Irving, TX 75039 (the “Building”); and

B. Landlord and Tenant have agreed to amend the Lease with respect to payment of the Extension Allowance, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and provided that there is no uncured Event of Default under the Lease, the parties agree, and the Lease is amended as follows:

AGREEMENTS:

1. Definitions. All capitalized terms not otherwise defined herein have the meanings given them in the Original Lease and the First Amendment.

2. Allowance. Paragraph 11 of the First Amendment is deleted and replaced with the following:

Allowance. In consideration of Tenant's extension of the Term of the Lease and the modifications and restatements contained in the First Amendment, Tenant is entitled to an allowance (the “Extension Allowance”) in the amount of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00), to be paid by Landlord to Tenant by wire transfer of immediately available funds on or about the Net Rent Effective Date; provided, however, that payment of the Extension Allowance may be postponed by Landlord for up to three (3) months after the Net Rent Effective Date, without default. In consideration of this right to postpone payment, Landlord agrees to a reduction in Basic Rent in the amount of $4,000.00 for each month in which payment in full of the Extension Allowance is delayed, prorated weekly in accordance with Schedule 11(a) attached. The reduction of Basic Rent shall be calculated monthly in arrears so that, by way of example, if the Extension Allowance is paid to Tenant on April 15, Tenant shall be entitled to rent reduction in the amount of $2,000.00 (2 weeks' Basic Rent reduction), to be applied against Basic Rent coming due in May, 2014;, if the Extension Allowance is paid to Tenant on April 22, Tenant shall be entitled to rent reduction in the total amount of $3,000.00 (3 week's Basic Rent reduction), to be applied against Basic Rent coming due in May, 2014.

The Extension Allowance shall be due and payable in full on or before July 1, 2014. After July 1, 2014, there shall be no further reductions in Basic Rent. If Landlord fails to pay all or any portion of the Extension Allowance on or before July 1, 2014, and the failure continues after 30 days' written notice and time to cure, then, as Tenant's sole and exclusive remedy for such failure, Tenant may offset the unpaid portion of the Extension Allowance against Basic Rent next coming due under the Lease until the Extension Allowance is paid in full.

3. Full Force and Effect. Except as modified and restated by this Amendment, all terms and conditions of the Lease shall remain in full force and effect and Landlord and Tenant shall be bound thereby. Tenant hereby represents, warrants and agrees that: (a) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease, (b) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant, and (c) Tenant has no offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have arisen out of or in connection with the Lease or Tenant's occupancy of the Premises under the Lease.

4. Broker. Tenant represents and warrants that it has not dealt with any broker in connection with the negotiation or execution of this Amendment. Tenant and Landlord each agree to Indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

5. Authority. Each party represents and warrants that it has due power and lawful authority to execute and deliver this Amendment and to perform its obligations under the Lease; and the Lease and this Amendment are the valid, binding and enforceable obligations of such party.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be effective as an original, and may be delivered by electronic PDF transmission, followed by the originals.

EXECUTED as of the Effective Date first written above.

LANDLORD: TENANT:

LC MED PROPERTY TT, LLC MIRACA LIFE SCIENCES, INCE

a Delaware limited liability company a Delaware corporation

By:

Name:

Title:

Date:

ACKNOWLEDGED AND AGREED

GUARANTOR:

CDX HOLDINGS, INC.

a Delaware corporation

By:

Name:

Title:

Date: